Exhibit 99.1

Industrial Services of America, Inc.
Announces New Credit Facility

LOUISVILLE, KY (October 21, 2013) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced that it has obtained a new $4,000,000 credit facility from The Bank of Kentucky. The credit facility supports and augments ISA’s existing credit facility with Fifth Third Bank.

ISA established the new credit facility with The Bank of Kentucky to provide ISA additional liquidity and promote the growth of ISA’s Waste Equipment Sales and Services operating subsidiary (“WESSCO”). WESSCO owns and operates a fleet of compactors, balers and other waste handling equipment, which it rents under multi-year contracts to commercial and industrial customers. ISA believes that the WESSCO operating subsidiary offers stable, recurring revenue and cash flow, complementing ISA’s metals recycling business, which is prone to fluctuation with changes in commodity prices.

In light of WESSCO’s substantial opportunity to purchase and deploy new waste handling equipment, The Bank of Kentucky provided a $1,000,000 capital expenditure facility in addition to a $3,000,000 term loan. The capital expenditures facility has a six-year term and may be used exclusively by WESSCO to purchase new waste handling equipment. By providing WESSCO a separate pool of capital to purchase new equipment, the new loan allows ISA to reinvest its free cash flow into its metals recycling business.

The $3,000,000 loan has a five-year term and is secured by specific WESSCO rental equipment as well as a conditional assignment of contracts. The proceeds will be used by ISA to refinance debt associated with the Fifth Third credit facility. Both loans bear interest at a rate that is lower than ISA’s rate on its existing loans, and are subject to a fixed charge coverage covenant that is more lenient than ISA’s Fixed Charge Coverage covenant with Fifth Third.

“We are so pleased to obtain this new capital from The Bank of Kentucky,” commented Orson Oliver, ISA’s Chairman and Interim Chief Executive Officer. “Bank of Kentucky demonstrated a genuine vote of confidence by making this capital available. Not only does the loan give WESSCO a tremendous runway for growth, it also reduces our cost of capital.”

ISA closed on the new $4,000,000 loan on October 15, 2013.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact: Alan Schroering, Vice President of Finance and Interim Chief Financial Officer, 502-214-3710, aschroering@isa-inc.com.